                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-103927

SUPPLEMENT

(TO PROSPECTUS SUPPLEMENT DATED JUNE 23, 2003

TO PROSPECTUS DATED MAY 27, 2003)

                          $1,005,000,000 (APPROXIMATE)

                     MERRILL LYNCH MORTGAGE INVESTORS TRUST
                               SERIES MLCC 2003-C
                       MORTGAGE PASS-THROUGH CERTIFICATES

                        MERRILL LYNCH CREDIT CORPORATION
                                   ORIGINATOR
                             ---------------------

      On page S-54 of the attached prospectus supplement dated June 23, 2003 (the "Prospectus Supplement"), the last two paragraphs are hereby replaced with the following:

      - Class B-2 Certificates: the least of (i) One Month Certificate LIBOR plus 1.50% (the "B-2 Margin"), (ii) the Subordinate Net WAC and (iii) 11.75%; and

      - Class B-3 Certificates: the least of (i) One Month Certificate LIBOR plus 1.50% (the "B-3 Margin"), (ii) the Subordinate Net WAC and (iii) 11.75%.

      The first paragraph on page S-55 of the Prospectus Supplement is hereby replaced with the following:

      As described at "--Optional Clean-Up Redemption of the Certificates," if the option to sell the Mortgage Loans and redeem the Certificates is not exercised by the Terminator (as defined below) on the Clean-Up Call Date, then on the immediately succeeding Distribution Date (or, in the case of the A-2 Margin, on the Distribution Date occurring in the month in which the next LIBOR Determination Date with respect to Six Month Certificate LIBOR occurs) and all succeeding Distribution Dates, the A-1 Margin will be increased to 0.66%, the A-2 Margin will be increased to 0.70%, the B-1 Margin will be increased to 0.975%, the B-2 Margin will be increased to 2.25% and the B-3 Margin will be increased to 2.25%.

      All of the other portions of the Prospectus Supplement shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus Supplement.

                  The date of this Supplement is July 1, 2003